Exhibit 99.1

Jerash Holdings and Busana Apparel Group Sign Agreement

to Form Joint Venture Company

-- New Entity to Produce Apparel in Jordan for Busana’s Customers

Seeking Geographic Manufacturing Diversity --

FAIRFIELD, N.J. and JAKARTA, INDONESIA—March 21, 2023 – Jerash Holdings (US), Inc. (“Jerash”) (NASDAQ: JRSH), and Busana Apparel Group (“Busana”) today announced they have signed an agreement to form a joint venture company for producing custom, ready-made, sportswear and outerwear in Jordan for Busana’s global branded customers that favor geographic manufacturing diversity.

The new company will operate under the name, J&B International Limited, and will bring together two of the industry’s leading apparel manufacturers, serving many iconic, high-profile global brands. Busana is supported by more than 28,000 employees worldwide and has 30 manufacturing facilities in Indonesia and Ethiopia. Jerash has long-established manufacturing operations in Jordan, with plans in place for further capacity expansion.

As part of the agreement, Jerash will own a 51 percent equity stake in the joint venture, and Busana will own 49 percent. The companies will contribute a proportionate amount of $1.5 million as working capital to launch the new entity.

“J&B International will give Jerash new opportunities to expand its business by serving Busana’s global branded customers in Jordan, which has long-standing duty-free export agreements with the U.S., the EU and other countries,” said Sam Choi, Jerash’s chairman and chief executive officer. “With our existing manufacturing facilities in Jordan and expansion plans already in place, we anticipate initial manufacturing for Busana’s customers to begin in the second half of 2023.”

“We are pleased to be partnering with Jerash Holdings in our newly established joint venture company, which we are confident will be a win-win for both organizations,” said M. Maniwanen, chairman of Busana Apparel Group. “J&B International will quickly enable us to meet our customers’ desire for greater geographic diversification of manufacturing. As well, we share with Jerash the same values producing the highest quality apparel for our respective global customers.”

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which owns brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and Skechers. Jerash’s existing production facilities comprise six factory units and four warehouses, and Jerash currently employs approximately 5,000 people. Additional information is available at www.jerashholdings.com.

About Busana Apparel Group

Established in 1975, Busana Apparel Group is one of the largest garment manufacturers and exporters, with 30 manufacturing facilities located in Indonesia and Ethiopia. Busana is a one-stop shop for woven apparel production, specializing in men’s and women’s casual wear, formal wear, active sportswear and technical garments, with a total capacity to produce and export 50 million pieces per year. All information about Busana has been reviewed and approved by Busana Apparel Group. Additional information is available at www.busanagroup.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may,” “would,” “could,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect,” “seek,” “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, the joint venture company initiating production in the second half of 2023, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or new variants thereof, or the occurrence of another wave of cases and the impact it may have on the company’s operations, the demand for the company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

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